Exhibit 10.2

McKESSON CORPORATION
DEFERRED COMPENSATION ADMINISTRATION PLAN III (“DCAP III”)
Effective January 1, 2014
(Amended and Restated July 29, 2014)

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McKESSON CORPORATION
DEFERRED COMPENSATION ADMINISTRATION PLAN III

Effective January 1, 2014
(Amended and Restated July 29, 2014)

A.	PURPOSE
1.This Plan was established to enhance McKesson’s ability to attract and retain executive personnel and members of the Board who are not otherwise employees of McKesson.
2.This Plan is the successor plan to the Deferred Compensation Administration Plan II, as amended through October 28, 2004 (the “Prior Plan”). Effective December 31, 2004, the Prior Plan was frozen and no new allocations or deferrals are to be made to it; provided, however, that any vested allocations and deferrals made under the Prior Plan before January 1, 2005 shall continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004.
3.Any allocations and deferrals made under the Prior Plan after December 31, 2004 and any allocations that were unvested on December 31, 2004 shall be deemed to have been made under this Plan and all such contributions, accruals and deferrals shall be governed by the terms and conditions of this Plan as it may be amended from time to time.
4.This Plan is intended to comply with the requirements of Section 409A of the Code.
5.Capitalized terms used in this Plan shall have the meaning set forth in Section K hereof.

B.	ERISA PLAN
This Plan is an unfunded deferred compensation program intended primarily for a select group of management or highly compensated employees of the Company and members of the Board who are not employees of the Company. The Plan, therefore, is covered by Title I of ERISA except that it is exempt from Parts 2, 3 and 4 of Title I of ERISA.

C.	PARTICIPATION
1.Eligibility to Participate.
a.Eligible Executives. The Administrator may, at his or her discretion, and at any time, and from time to time, select executives of the Company who may elect to participate in this Plan (“Eligible Executives”). Selection of Eligible Executives may be evidenced by the terms of the executive’s employment contract with the Company, or by inclusion among the persons or classes of persons specified by the Administrator.
The Administrator may, at his or her discretion, and at any time, and from time to time, designate additional Eligible Executives and/or provide that executives previously designated are no longer Eligible Executives. If the Administrator determines that an executive is no longer an Eligible Executive, he or she shall remain a Participant in the Plan until all amounts credited to his or her Account prior to such determination are paid out under the terms of the Plan (or until death, if earlier).
b.Eligible Directors. Each individual who is a member of the Board of McKesson and who is not a Company employee may participate in this Plan (“Eligible Directors”).
2.Election to Participate. An Eligible Executive or an Eligible Director may become a Participant in the Plan by electing to defer compensation, or the Company crediting a Discretionary Contribution to an Account on behalf of an Eligible Executive, in accordance with the terms of this Plan. An election to defer shall be in writing and shall be made at the time and in the form specified by the Administrator. On electing to defer compensation (or by accepting a Discretionary Contribution credited by the Company to an Account on behalf of an Eligible Executive) under this Plan, the Eligible Executive or Eligible Director shall be deemed to accept all of the terms and conditions of this Plan. All elections to defer amounts under this Plan shall be made pursuant to an election executed and filed with the Administrator before the amounts so deferred are earned.
a.Annual Election. Subject to the provisions of Sections 2(b) and 2(c) below, an election to defer compensation must be made and become irrevocable at the time that the Administrator prescribes, but in no event later than the last day of the Year preceding the Year in which the compensation being deferred is earned. A Participant’s election to defer compensation shall be suspended during the Year only if such Participant is faced with an Unforeseeable Emergency. Such suspension shall continue through the end of the Year in which the Participant is faced with an Unforeseeable Emergency and the Participant must submit a new election to defer compensation, effective the Year after the Year in which the Unforeseeable Emergency occurs, to resume participation in the Plan.
b.Initial Election. A newly Eligible Executive or a newly Eligible Director may be permitted by the Administrator to elect to participate in the Plan by submitting an election to defer compensation in a form and by a time as McKesson prescribes; provided that such election is made and becomes irrevocable not later than thirty days following the date such newly Eligible Executive or Eligible Director first becomes eligible to participate in the Plan and provided further that such election to defer compensation applies only to compensation earned after the date the deferral election becomes irrevocable or at such later time that the Administrator prescribes. In compliance with this Section 2(b), only a prorated portion of an Eligible Executive’s bonus (other than a bonus that is performance-based compensation as defined in Section 2(c) below) may be deferred if the Eligible Executive’s initial deferral election is made after the performance period applicable to the bonus has begun.
c.Election to Defer Performance-Based Compensation. To the extent that compensation paid under the Management Incentive Plan, the Long-Term Incentive Plan or any other Company-sponsored incentive plan is “performance-based compensation” as defined in Treasury Regulation section 1.409A-1(e), an election to defer payments made pursuant to the Management Incentive Plan, Long-Term Incentive Plan or other Company-sponsored bonus plan may be made not later than six months prior to the end of the applicable performance period or such earlier time as the Administrator may prescribe; provided, however, that such election shall be made prior to the date that compensation paid under the Management Incentive Plan compensation, Long-Term Incentive Plan or other Company-sponsored incentive plan, whichever is applicable, is substantially certain to be paid or readily ascertainable.
d.Election to Defer Other Compensation. The Administrator, in its sole discretion, may permit other types of compensation to be deferred under the Plan; provided, however, the Administrator terms and conditions of such deferrals shall be included in the applicable deferral election form and in accordance with Code Section 409A and the regulations promulgated and guidance issued thereunder.
3.Company Discretionary Contributions. The Compensation Committee shall have the sole discretion to determine an amount credited to a Participant’s Account as a “Discretionary Contribution.” A

Discretionary Contribution may be subject to such terms or conditions, including but not limited to vesting, as the Compensation Committee may specify in its discretion at the time the Discretionary Contribution is credited to a Participant’s Account. Except with respect to the Company’s executive officers, the Compensation Committee may delegate its authority under this Section C.3 to the Administrator.
4.Notification of Participants. The Administrator shall annually notify each Eligible Executive and each Eligible Director that he or she may participate in the Plan for the next Year. Such notice shall also set forth the Declared Rate for the next Year.
5.Relation to Other Plans.
a.Participation in Other Plans. An Eligible Executive or an Eligible Director may participate in this Plan and may also participate in any other benefit plan of the Company in effect from time to time for which he or she is eligible, unless the other plan may otherwise exclude participation on the basis of eligibility for, or participation in, this Plan. No amounts may be deferred under this Plan which have been deferred under any other plan of the Company and the Administrator may modify or render invalid a Participant’s election prior to such election becoming irrevocable to accommodate deferrals made under other plan(s). Deferrals under this Plan may result in a reduction of benefits payable under the Social Security Act, the Retirement Plan and the PSIP.
b.Automatic Deferral. An Eligible Executive’s base salary deferrals and annual bonus award deferrals (but not DCAP housing deferrals, sign-on and retention bonus deferrals and Long-Term Incentive Plan award deferrals) shall be credited, in a separate Account under the Plan with an amount calculated to be the Matching Employer Contribution percentage that would have been credited to the Eligible Executive’s PSIP account if five percent (5%) of such deferrals under DCAP III had been made under the PSIP. For these purposes, Matching Employer Contribution shall have the meaning defined in the PSIP.

D.	AMOUNTS OF DEFERRAL
1.Minimum Deferral. The minimum amount that an Eligible Executive may defer under this Plan for any Year is $5,000 of base salary, or $5,000 of any annual bonus award(s) and $5,000 of any Long-Term Incentive Plan award. The minimum amount of compensation that an Eligible Director may defer for any Year is $5,000.
2.Maximum Deferral for Eligible Executives. The maximum amount of compensation which an Eligible Executive may defer under this Plan for any Year is (i) 75% of the amount of such Eligible Executive’s base salary for such Year, and (ii) 90% of any annual bonus award and/or any Long-Term Incentive Plan award determined and payable to him or her in such Year. Additionally, the Administrator may change the maximum amount (expressed as a percentage limit) of base salary that Eligible Executives as a group may defer under the Plan for any Year. Notwithstanding these limits, deferrals may be reduced by the Company as permitted under Treasury Regulation section 1.409A-3(j)(4).
3.Maximum Deferral for Eligible Directors. The maximum amount of compensation which an Eligible Director may defer under this Plan for any Year is the amount of any annual retainer (other than the portion of the annual retainer subject to Mandatory Deferral under and as defined in the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan) and other fees from McKesson earned by him or her in any such Year.

E.	PAYMENT OF DEFERRED COMPENSATION
1.Book Account and Interest Credit. Compensation deferred by a Participant and any vested Discretionary Contributions under the Plan shall be credited to a separate bookkeeping account for such Participant (the “Account”). (Sub-Accounts may be established for each Year for which the Participant elects to defer compensation.) Interest or earnings shall be credited to each Account for each Year at a rate equal to a rate declared or any other measurement device (the “Declared Rate”) approved by the Compensation Committee acting in its sole discretion after taking into account, among other things, the following factors: McKesson’s cost of funds, corporate tax brackets, expected amount and duration of deferrals, number and age of eligible Participants, expected time and manner of payment of deferred amounts, and expected performance of available fixed-rate insurance contracts covering the lives of Participants. Notwithstanding the foregoing, if a Change in Control occurs, the Declared Rate for the balance of the calendar year in which the Change in Control occurs and for the two calendar years immediately following the year in which the Change in Control occurs shall not be less than the Declared Rate as in effect on the day before the Change in Control occurs. Interest or earnings on each Account balance shall be compounded daily on each business day within the Year to yield the Declared Rate for the Year. Interest or earnings shall be credited to each Account as of the end of each business day.
2.Interest shall be credited to each Account (including Sub-Accounts established thereunder) for each Year at a rate equal to a rate declared by the Compensation Committee acting in its sole discretion after taking into account, among other things, the following factors: McKesson’s cost of funds, corporate tax brackets, expected amount and duration of deferrals, number and age of eligible Participants, expected time and manner of payment of deferred amounts, and expected performance of available fixed-rate insurance contracts covering the lives of Participants (the “Declared Rate”). Notwithstanding the foregoing, if a Change in Control (as defined in Section K.5 below) occurs, the Declared Rate for the balance of the calendar year in which the Change in Control occurs and for the two calendar years immediately following the year in which the Change in Control occurs shall not be less than the Declared Rate as in effect on the day before the Change in Control occurs. Interest on each Account balance shall be compounded daily on each business day within the Year to yield the Declared Rate for the Year. In the case of installment payments as provided in Section E.4 below, interest shall be credited on all amounts remaining in a Participant’s Account until all amounts are paid out. Interest shall be credited to each Account as of the end of each business day .
3.Length of Deferral. An Eligible Executive or Eligible Director shall elect in writing, and file with the Administrator, at the same time as such Eligible Executive or Eligible Director makes any election to defer compensation, the period of deferral with respect to such election, subject to the minimum required period of deferral and the maximum permissible period of deferral. The minimum required period of deferral is five years after the end of the Year for which compensation is deferred. Notwithstanding the foregoing, the five-year minimum deferral period shall not apply to payments made as a result of death, Disability, Retirement, Separation from Service, a Change in Control or Unforeseeable Emergency. Payment must commence no later than the end of the maximum period of deferral, which is the January following the year in which the Eligible Executive reaches age 72 or, in the case of an Eligible Director, the January after McKesson’s annual meeting of stockholders next following the Eligible Director’s 72nd birthday; provided, however, no payment shall be paid or commence which will cause an impermissible acceleration of such payment under Treasury Regulation section 1.409A-(3)(j).
4.Election of Form and Time of Payment. A Participant shall elect in writing, and file with the Administrator, at the same time as any election to defer compensation, a form and time of payment of benefits under this Plan from the following:

a.Form.
i.Payment of the amount credited to the Participant’s Account in a single sum.
ii.Payment of amounts credited to the Participant’s Account in any specified number of approximately equal annual installments (not in excess of ten). For purposes of this Plan, installment payments shall be treated as a single distribution under Section 409A of the Code.
b.Time.
i.The lump sum or first installment to be paid in the earlier of the first January or June that is at least six months following the Year of Participant’s Retirement, Disability or death.
ii.Subject to Section E.3, the lump sum or first installment to be paid in January of the year designated by the Participant; provided, however, Participant shall elect a payment date, or payment commence date, which is no later than the end of the Maximum Period of Deferral and if Participant elects a distribution date which is subsequent to the Maximum Period of Deferral, the election as to the time of distribution shall be deemed void immediately prior to the time such election is irrevocable and distributions shall be made under paragraph i. above.
iii.Subject to Section E.3, the lump sum or first installment to be paid in two or more Januarys designated by the Participant following the Year of Participant’s Retirement, Disability or death.
The Participant may elect a different time and/or form of distribution for Retirement, Disability or death.
c.Discretionary Contributions. If the Compensation Committee designates a Participant as eligible to receive a Discretionary Contribution, then the Participant may elect the time and form of payment with respect to such Discretionary Contribution prior to the first day of the calendar year in which the earlier of (i) the Discretionary Contribution is first credited (whether vested or unvested), or (ii) the Discretionary Contribution is earned, and otherwise in accordance with Section E.4.a and E.4.b. If a Participant does not or may not make an election with respect to the time and form of payment of a Discretionary Contribution, then such Discretionary Contribution will be distributed in the same time and form as provided in Participant’s election for other deferred compensation under this Plan for the year in which the Discretionary Contribution was first credited (whether vested or unvested) to Participant’s Account. In the absence of an applicable election, the Discretionary Contribution will be distributed in accordance with Section E.6.
5.Modification of Elections. Once such an election has been made, the Eligible Executive or Eligible Director may modify the time and/or form of distributions made under the Plan, provided that:
a.such alteration is made at least one year prior to the earliest date the Participant could have received distribution of the amounts credited to his or her Account under the earlier election, and
b.such alteration does not provide for the receipt of such amounts earlier than five years from the originally scheduled distribution date. A change to the time and form of a distribution may be modified or revoked until 12 months prior to the time a distribution is originally scheduled to be made, at which time such change shall become irrevocable. The last valid election accepted by the Administrator shall govern the payout; provided, however, if a modification under this Section E.5 is determined immediately prior to such modification becoming irrevocable to cause a payment date to be, or payment commence date begin, after later than the end of the Maximum Period of Deferral such modification shall be deemed to be revoked immediately prior to the time such modification become irrevocable and distributions shall be made as if Participant had not modified his or her election.
6.Default Form of Distribution. If no valid election is made with respect to Section E.4, then payment of the amount credited to the Participant’s Account shall be made in a single sum to be paid in the earlier of the first January or June that is at least six months following the earlier of the Participant’s Retirement, Disability or death.
7.Payments on Separation from Service. If a Participant Separates from Service for any reason other than Retirement, Disability or death, then, notwithstanding the election made by the Participant pursuant to Section E.4 above, the entire undistributed amount credited to his or her Account shall be paid in the form of a lump sum in the earlier of the first January or June that is at least six months following the date the Participant Separates from Service.
8.Delayed Distribution to Specified Employees. Notwithstanding any other provision of this Section E to the contrary, a distribution scheduled to be made upon Separation from Service to a Participant who is identified as a Specified Employee as of the date he Separates from Service shall not be paid within the time that is six months following the Participant’s Separation from Service. Any payment that otherwise would have been made pursuant to this Section E during such six-month period, if any, shall be made in the seventh month following the month in which Participant’s Separation from Service occurs. The identification of a Participant as a Specified Employee shall be made by the Administrator in his or her sole discretion in accordance with Section K.27 of the Plan and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.
9.Payments on Death. An election made as to the the payment of the Participant’s Account pursuant to Participant’s death shall be paid to his or her Beneficiary if such Participant has not yet received or begun receiving a distribution under the Plan. If, however, a Participant is in-pay status at the time of death, distribution of the Account, or portion of the Account, that is in-pay shall continue to be distributed to the Beneficiary as Participant elected to receive such distribution. The Beneficiary shall have to right to elect a different time or form of payment of distributions made under the Plan.
10.Deminimis Cashout. Notwithstanding the Participant’s election, the Administrator in its sole discretion may distribute an Account to a Participant or a Beneficiary in a single payment if the value of the Account, and any other plan or arrangement with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation section 1.409A-1(c)(2), is less than the Code Section 401(g)(1)(B) limit.
11.Designation of Beneficiary. A Participant may designate any person(s) or any entity as his or her Beneficiary. Designation shall be in writing and shall become effective only when filed with the Administrator. Such filing must occur before the Participant’s death. A Participant may change the Beneficiary, from time to time, by filing a new written designation with the Administrator. If the Participant fails to effectively designate a Beneficiary in accordance with the Administrator’s procedures or the person designated by the Participant is not living at the time the distribution is to be made, then the Participant’s Beneficiary shall be the Participant’s surviving spouse, if any, or, if there is no surviving spouse, the Participant’s surviving children, if any, in equal shares, or if there are no surviving children, the Participant’s estate.
12.Payments Due to an Unforeseeable Emergency. The Administrator may, in his or her sole discretion, cancel Participant’s deferral election and direct payment to a Participant of all or of any portion of the Participant’s Account balance, if necessary, notwithstanding an election under Section E.4 above, at any time that the Administrator determines that such Participant has suffered an Unforeseeable Emergency and requires action to be taken under this Section E.12.
13.Prohibition on Acceleration. Notwithstanding any other provision of the Plan to the contrary, no distribution will be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and the regulations promulgated thereunder.

F.	SOURCE OF PAYMENT
Amounts paid under this Plan shall be paid from the general funds of McKesson, and each Participant and his or her Beneficiaries shall be no more than unsecured general creditors of McKesson with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of any Participant or Beneficiary, or create any fiduciary relationship between the Company and any Participant or Beneficiary with respect to any assets of the Company.

G.	MISCELLANEOUS
1.Withholding. Each Participant and Beneficiary shall make appropriate arrangements with McKesson for the satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employment tax requirements applicable to the payment of benefits under this Plan. If no other arrangements are made, McKesson may provide, at its discretion, for such withholding and tax payments as may be required.
2.No Assignment.
a.Other than as provided in Section G.2.b below, the benefits provided under this Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time or to any person whatsoever. These benefits shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishments or executions to the fullest extent allowed by law.
b.If a court of competent jurisdiction determines pursuant to a judgment, order or approval of a marital settlement agreement that all or any portion of the benefits payable hereunder to a Participant constitute community property of the Participant and his or her spouse or former spouse (hereafter, the “Alternate Payee”) or property which is otherwise subject to division by the Participant and the Alternate Payee, a division of such property shall not constitute a violation of Section G.2.a, and any portion of such property may be paid or set aside for payment to the Alternate Payee. The preceding sentence of this Section G.2.b, however, shall not create any additional rights and privileges for the Alternate Payee (or the Participant) not already provided under the Plan; in this regard, the Administrator shall have the right to refuse to recognize any judgment, order or approval of a martial settlement agreement that provides for any additional rights and privileges not already provided under the Plan, including without limitation, with respect to form and time of payment.
3.Applicable Law and Severability. The Plan hereby created shall be construed, administered and governed in all respects in accordance with ERISA and the laws of the State of California to the extent that the latter are not preempted by ERISA. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereunder shall continue to be effective.

H.	ADMINISTRATION OF THE PLAN
1.In General. The Administrator of the Plan shall be the Executive Vice President, Human Resources, of McKesson. If the Executive Vice President, Human Resources, is a Participant, any discretionary action taken as Administrator which directly affects him or her as a Participant shall be specifically approved by the Compensation Committee. The Administrator shall have the authority and responsibility to interpret this Plan and shall adopt such rules and regulations for carrying out this Plan as it may deem necessary or appropriate. Decisions of the Administrator shall be final and binding on all parties who have or claim any interest in this Plan.
2.Elections and Notices. All elections and notices made under this Plan shall be filed with the Administrator at the time and in the manner specified by him or her. All elections to defer compensation under this Plan shall be irrevocable.

I.	AMENDMENT OR TERMINATION OF THE PLAN
1.Amendment. The Compensation Committee may at any time amend this Plan. Such action shall be prospective only and shall not adversely affect the rights of any Participant or Beneficiary to any benefit previously earned under this Plan. The foregoing notwithstanding, no amendment adopted following the occurrence of a Change in Control shall be effective if it (a) would reduce the Declared Rate for the balance of the calendar year in which the Change in Control occurs or for the two calendar years immediately following the year in which the Change in Control occurs to a rate lower than the Declared Rate as in effect on the day before the Change in Control occurred or (b) modify the provisions of (a) above.
2.Termination. The Board in its discretion may at any time terminate the Plan in accordance with Treasury Regulation section 1.409A-3(j)(4)(ix).

J.	CLAIMS AND APPEALS
1.Informal Resolution of Questions. Any Participant or Beneficiary who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Human Resources Department of McKesson. If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Section J.
2.Formal Benefits Claim - Review by Executive Vice President, Human Resources. A Participant or Beneficiary may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to the Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, Human Resources or his or her delegate (“Executive Vice President”) shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Executive Vice President shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.
3.Notice of Denied Request. If the Executive Vice President denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section J.2. The notice shall set forth the specific reason for the denial, reference to the specific

Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
4.Appeal to Executive Vice President.
a.A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Executive Vice President within 60 days of receipt of the notification of denial. The appeal must be addressed to: Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.
b.The Executive Vice President’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Executive Vice President shall not be restricted in his or her review to those provisions of the Plan cited in the original denial of the claim.
c.The Executive Vice President shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the appeal.
d.If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.
e.The decision of the Executive Vice President on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.
5.Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section J.2, has been notified that the claim is denied in accordance with Section J.3, has filed a written request for a review of the claim in accordance with Section J.4, and has been notified in writing that the Executive Vice President has affirmed the denial of the claim in accordance with Section J.4.

K.	DEFINITIONS
For purposes of this Plan, the following terms shall have the meanings indicated:
1.“Account” means the Account specified in Section E.1.
2.“Administrator” shall mean the person specified in Section H.
3.“Beneficiary” shall mean the person or entity described by Section E.11.
4.“Board” shall mean the Board of Directors of McKesson.
5.“Change in Control” shall mean the occurrence of any change in ownership of McKesson, change in effective control of McKesson, or change in the ownership of a substantial portion of the assets of McKesson, as defined in Treasury Regulation section 1.409A-3(i)(5), the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.
6.“Code” shall mean the Internal Revenue Code of 1986, as amended.
7.“Company” shall mean McKesson and any affiliate that would be considered a service recipient for purposes of Treasury Regulation section 1.409A-1(g).
8.“Compensation Committee” shall mean the Compensation Committee of the Board.
9.“Declared Rate” shall have the meaning described in Section E.1.
10.“Disabled” or “Disability” shall mean that an individual is determined by the Social Security Administration to be totally disabled.
11.“Discretionary Contribution” shall mean a contribution made to a Participant’s Account in the Compensation Committee’s discretion pursuant to Section C.3.
12.“Eligible Director” shall mean a member of the Board described by Section C.1.b.
13.“Eligible Executive” shall mean an employee of the Company selected as being eligible to participate in this Plan under Section C.1.a.
14.“Employer” shall mean McKesson and any other affiliate that would be considered a service recipient or employer for purposes of Treasury Regulation section 1.409A-1(h)(3).
15. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
16.“Identification Date” shall mean each December 31.
17.“Maximum Period of Deferral” shall mean the January following the year in which the Eligible Executive reaches age 72 or, in the case of an Eligible Director, the January after McKesson’s annual meeting of stockholders next following the Eligible Director’s 72nd birthday.
18.“McKesson” shall mean McKesson Corporation, a Delaware corporation.

19.“Participant” shall be any executive of the Company or member of the Board for whom amounts are credited to an Account under this Plan. Upon the Participant’s death, the Participant’s Beneficiary shall be a Participant until all amounts are paid out of the Participant’s Account.
20.“Plan” shall mean the McKesson Corporation Deferred Compensation Administration Plan III (“DCAP III”).
21.“PSIP” shall mean the McKesson Corporation Profit-Sharing Investment Plan.
22.“Prior Plan” shall mean the McKesson Corporation Deferred Compensation Administration Plan II (“DCAP II”)
23.“Retirement” shall mean Separation from Service after the date in which the Participant attains age 50 and has at least five Years of Service with the Company. Notwithstanding the foregoing, for purposes of this Plan, Retirement for an Eligible Director shall mean cessation of service as a member of the Board on or after the completion of at least six successive years as a member of the Board.
24.“Retirement Plan” shall mean the McKesson Corporation Retirement Plan.
25.“Separation from Service” or “Separates from Service” shall mean termination of employment with the Employer, except in the event of death or Disability, as provided under Treasury Regulation section 1.409A-1(h)(1)(ii).. A Participant shall be deemed to have had a Separation from Service if the Participant’s service with the Employer is reduced to an annual rate that is equal to or less than twenty percent of the services rendered, on average, during the immediately preceding three years of service with the Employer (or if providing service to the Employer less than three years, such lesser period).
26.“Service” shall mean an Eligible Executive’s employment with the Company, commencing with the first day of such employment and ending on the day the Eligible Executive has a Separation from Service.
27.“Specified Employee” shall mean a Participant who, on an Identification Date, is:
a.An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Specified Employees as of any Identification Date;
b.A five percent owner of the Company; or
c.A one percent owner of the Company having annual compensation from the Company of more than $150,000.
For purposes of determining whether a Participant is a Specified Employee, Treasury Regulation section 1.415(c)-2(d)(4) shall be used to calculate compensation. If a Participant is identified as a Specified Employee on an Identification Date, then such Participant shall be considered a Specified Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.
28.“Unforeseeable Emergency” shall have the same meaning as provided in Section 409A(a)(2)(B)(ii) of the Code.
29.“Year” shall mean the calendar year.

30.“Year of Service” shall mean a period of 365 aggregate days of Service (including holidays, weekends and other non-working days).

L.	SUCCESSORS
This Plan shall be binding on McKesson and any successors or assigns thereto.

M.	Execution
To record the adoption of the amended and restated Plan by the Compensation Committee of the Board of Directors of McKesson Corporation at a meeting held on July 29, 2014, effective as of January 1, 2014.

MCKESSON CORPORATION

By
/s/ Jorge L. Figueredo
Jorge L. Figueredo
Executive Vice President, Human Resources